UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

ENCOMPASS GROUP AFFILIATES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)	Number)

420 Lexington Avenue, New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

_____________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2008, Vance Baldwin Electronics, a wholly-owned subsidiary of Encompass Group Affiliates, Inc. (the “Company”) entered into an agreement with Philips Consumer Lifestyle North America (“Philips”), a division of Philips Electronics North America Corporation. Under the terms of the agreement, Vance Baldwin Electronics, as single primary authorized distributor, will assume the management and execution responsibilities for operational and order fulfillment of the replacement parts business for Philips’ digital flat panel display products.

Philips may terminate the contract in the event that Vance Baldwin Electronics breaches the agreement and such breach, if curable, has not been cured within 30 days of notice from Philips, and, further, may terminate the agreement upon 60 days written notice for convenience when its business strategy requires.

In the event of termination as set forth above, Philips will purchase all remaining inventory from Vance Baldwin Electronics at contractually agreed upon prices and subject to other limitations pay other agreed upon charges. The parties will mutually agree on an exit strategy.

Prior to entering into the agreement, no material relationship existed between the Company and its affiliates and Philips except that the Company, similar to other wholesale distributors, purchased replacement parts from Philips on an arms length basis.

The Company intends to file the agreement, subject to a request for confidential treatment for certain of its terms, as an exhibit to its Report on Form 10-K for the year ended June 30, 2008.

A copy of the press release issued by the Company announcing these transactions is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Encompass Group Affiliates, Inc.’s Press Release issued July 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS GROUP AFFILIATES, INC.

Dated: July 18, 2008	By:	/s/ Wayne I. Danson
Chief Executive Officer and President (principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Encompass Group Affiliates, Inc.’s Press Release issued July 15, 2008